
                                                                    EXHIBIT 99.0

                  WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       Twelve Months Ended March 31, 2000
                                   (Unaudited)

                             (Dollars in Thousands)
FIXED CHARGES
     Interest Expense                                                                                   $     39,820
     Amortization of Debt Premium, Discount and Expense                                                          505
     Interest Component of Rentals                                                                                12
                                                                                                        ------------
         Total Fixed Charges                                                                            $     40,337
                                                                                                        ============

EARNINGS
     Net Income                                                                                         $     84,031
         Add:
                Income Taxes Applicable to Utility Operating Income                                           44,250
                Income Taxes Applicable to Non-Utility Operating Income                                        5,465
                Income Taxes Applicable to Other Income (Expenses)--Net                                         (604)
                Total Fixed Charges                                                                           40,337
                                                                                                        ------------
         Total Earnings                                                                                 $    173,479
                                                                                                        ============

Ratio of Earnings to Fixed Charges

                                                                                                                 4.3
                                                                                                        ============


                                        - 1 -